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                                   EXHIBIT 24


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CONSENT OF INDEPENDENT AUDITORS

We consent to the addition of the financial statement schedule, listed in the accompanying index to the financial statements, to the financial statements covered by our report dated September 6, 1995, included herein.

We also consent to the incorporation by reference in Post Effective Amendment Number 19 to Registration Statement Number 2-8439 on Form S-3 dated November 10, 1993, Post Effective Amendment Number 1 to Registration Statement Number 33-18316 on Form S-8 dated December 14, 1987 and Registration Statement Number 33-87992 on Form S-3 dated January 13, 1995 and the Related Prospectuses of our report on the finical statements and schedule included in this Annual Report on Form 10-K of Atlas Corporation for the year ended June 30, 1995


                                                            Ernst & Young LLP
Denver, Colorado
September 26, 1995


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